 Filed pursuant to Rule 424(b)(3)

File No. 333-272926

Kennedy Lewis Capital Company
SUPPLEMENT NO. 1 DATED JUNE 24, 2025
TO THE PROSPECTUS DATED APRIL 30, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Kennedy Lewis Capital Company (“we,” “us,” “our,” or the “Company”), dated April 30, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Updates to Prospectus

The following replaces the answer to the Question “Is there any minimum investment required?” under the “Prospectus Summary” section of the Prospectus:

The minimum initial investment in our Class I, Class S or Class D shares is $2,500. The minimum subsequent investment for all share classes is $500 per transaction, except that the minimum subsequent investment amount does not apply to purchases made under our dividend reinvestment plan. The Advisor can waive the initial or subsequent minimum investment at its discretion.

The following replaces the second sentence of the first paragraph under the “Class I Shares” section under the “Description of our Common Shares” section of the Prospectus:

Class I shares are subject to a minimum initial investment of $2,500, which can be waived or reduced by the Advisor for certain investors as described below under “Plan of Distribution.”

The following replaces the second to last sentence of the third paragraph under the “Plan of Distribution – General” section of the Prospectus:

The minimum initial investment for Class I shares is $2,500, unless waived by the Advisor.

The following replaces the third bullet point under the “How to Subscribe” section of the Prospectus:

Deliver a check or submit a wire/ACH transfer for the full purchase price of the Common Shares being subscribed for along with the completed subscription agreement to the participating broker. Checks should be made payable, or wire/ACH transfers directed, to “Kennedy Lewis Capital Company.” For Class I, Class S and Class D shares, after you have satisfied the applicable minimum purchase requirement of $2,500, additional purchases must be in increments of $500. The Advisor can waive the initial or subsequent minimum investment at its discretion.

The following replaces the Class I minimum initial investment amount on page A-1 of the “Appendix A: Form of Subscription Agreement”:

$2,500 minimum initial investment*